Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Michael Lyftogt
Chief Accounting Officer,
Interim Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana/Melissa Mackay
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION ANNOUNCES

SECOND QUARTER FISCAL 2011 RESULTS

Minneapolis, MN, September 30, 2010 — Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today announced results for the second fiscal quarter ended August 28, 2010.

Results for the Three Months Ended August 28, 2010

•                  Total net sales for the second quarter were $101.3 million, as compared to $101.2 million for the second quarter of fiscal 2010.  Same store sales increased 1% in the second quarter of fiscal 2011.

•                  Gross profit increased 2.2% to $35.8 million, as compared to $35.0 million in the second quarter of fiscal 2010.  Gross profit margin increased to 35.3% for the second quarter of fiscal 2011 from 34.6% in the second quarter of fiscal 2010.

•                  Operating loss totaled $4.4 million, including a non-recurring pre-tax severance charge of approximately $0.5 million related to the separation of the Company’s former Chief Financial Officer.  This compares to an operating loss of $3.5 million in the same period last year, which included a pre-tax non-recurring benefit of $1.2 million consisting largely of legal and contract settlements.

•                  Net loss totaled $2.5 million, or $0.07 per share, including the non-recurring severance charge of approximately $0.01 per share.  This compares to a net loss of $2.1 million, or $0.06 per share, for the second quarter of fiscal 2010, which included the benefit of the non-recurring contract and legal settlements of approximately $0.02 per share referenced above.

Results for the Six Months Ended August 28, 2010

•                  Total net sales were $227.6 million, as compared to $221.5 million for the six months ended August 29, 2009.  Same store sales increased 3% in the first half of fiscal 2011.

•                  Operating income totaled $6.2 million, or 2.7% of net sales, as compared to an operating loss of $1.0 million, or 0.5% of net sales, for the comparable six month period last year.

•                  Net income was $3.8 million, or $0.11 per diluted share, as compared to a net loss of $0.4 million, or $0.01 per share, for the first half of fiscal 2010.  This included a non-recurring severance charge of approximately $0.01 per share in the second quarter of fiscal 2011 and an approximate $0.02 per share non-recurring benefit largely from contract and legal settlements in the second quarter of fiscal 2010.

Lorna Nagler, President and Chief Executive Officer, commented, “Despite a solid start to the quarter, August sales results fell short of expectations, resulting in a slight earnings shortfall.  While our August merchandise deliveries did not resonate well with customers and led to increased promotions and gross margin pressure, response to our most recent fall deliveries is improved and we believe we are on track with our merchandise strategy.  We are also encouraged by the initial reaction to some of our recent marketing initiatives.”

Ms. Nagler continued, “While we are facing some short term headwinds, we remain focused on our business strategies and initiatives, including merchandising direction, multi-channel strategies and marketing programs.  We are confident that these initiatives position us for improved sales and earnings growth over the long term.”

Second Quarter Balance Sheet Highlights

The Company ended the second quarter of fiscal 2011 with total cash, cash-equivalents and investments of $109 million.  Inventory, excluding e-Commerce inventory, increased 5% on a per-store basis at the end of the second quarter of fiscal 2011, as compared to the end of the second quarter of fiscal 2010.  The Company’s balance sheet remains strong and management believes that its cash, cash-equivalents and investments are sufficient to meet the Company’s cash and liquidity needs for the current fiscal year.

Capital Expenditures

The Company funded $5.5 million of capital expenditures during the first six months of fiscal 2011.

Third Quarter Fiscal 2011 Outlook

•                  For the third quarter of fiscal 2011, the Company expects an increase in same-store sales in the low single digits.

•                  Total gross margin is expected to decrease by a couple hundred basis points in the third quarter of fiscal 2011, as compared to last year’s third quarter, due to higher product costs and increased promotional activity, somewhat offset by the leveraging of buying and occupancy costs.

•                  SG&A expenses as a percent of sales are expected to be slightly higher in the third quarter of fiscal 2011, as compared to the third quarter of fiscal 2010.

•                  Per store inventory, which excludes e-Commerce, is expected to be up in the high single digits at the end of the third quarter, as compared to the end of last year’s third quarter.

•                  Capital expenditures are expected to be $11 to $12 million for the full fiscal year.

Conference Call Information

The Company will discuss its second quarter results in a conference call scheduled for today, September 30, 2010, at 5:00 p.m. Eastern time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.  An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until October 7, 2010.  In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until October 7, 2010.  This call may be accessed by dialing (888) 203-1112 and using passcode 2162411.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of September 30, 2010, the Company operates 790 stores in 46 states consisting of 529 Christopher & Banks stores, 257 stores in their plus size clothing division CJ Banks, 2 dual-

concept stores and 2 outlet stores.  The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Keywords:  Petites, Women’s Clothing, Plus Size Clothing, Christopher & Banks, CJ Banks

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include statements (i) that the Company is on track with its merchandise strategy and is encouraged by the initial reaction to some of our recent marketing efforts; (ii) that the Company remains focused on its business strategies and that the Company remains confident that these initiatives position the Company for improved sales and earnings growth over the long-term; (iii) that management believes that its cash, cash-equivalents and investments are sufficient to meet the Company’s cash and liquidity needs for the current fiscal year; (iv) that for the third quarter of fiscal 2011, the Company expects an increase in same-store sales in the low single digits; (v) that total gross margin is expected to decrease by a couple hundred basis points in the third quarter of fiscal 2011, as compared to last year’s third quarter, due to higher product costs and increased promotional activity, somewhat offset by the leveraging of buying and occupancy costs; (vi) that SG&A expenses as a percent of sales are expected to be slightly higher in the third quarter of fiscal 2011, as compared to the third quarter of fiscal 2010; (vii) that per store inventory, which excludes e-Commerce, is expected to be up in the high single digits at the end of the third quarter, as compared to the end of last year’s third quarter; and (viii) that capital expenditures are expected to be $11 to $12 million for the full fiscal year.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) effectiveness of the Company’s brand awareness and marketing programs; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release.  The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	August 28,	August 29,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$37,760	$83,384
Short-term investments	58,231	16,400
Merchandise inventories	40,109	38,285
Other current assets	13,920	20,675
Total current assets	150,020	158,744

Property, equipment and improvements, net	88,466	109,751

Other assets:
Long-term investments	13,408	—
Other	8,917	6,923
Total other assets	22,325	6,923

Total assets	$260,811	$275,418

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,841	$16,121
Accrued liabilities	25,019	27,150
Other current liabilities	—	487
Total current liabilities	36,860	43,758

Other liabilities:
Deferred lease incentives	17,245	21,443
Other	11,881	13,838
Total other liabilities	29,126	35,281

Stockholders’ equity:
Common stock	456	458
Additional paid-in capital	115,109	112,606
Retained earnings	191,890	196,027
Common stock held in treasury	(112,712)	(112,712)
Accumulated other comprehensive income	82	—
Total stockholders’ equity	194,825	196,379

Total liabilities and stockholders’ equity	$260,811	$275,418

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE INCOME STATEMENT

FOR THE QUARTERS ENDED AND SIX MONTHS ENDED

AUGUST 28, 2010 AND AUGUST 29, 2009

(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	August 28,	August 29,	August 28,	August 29,
	2010	2009	2010	2009

Net sales	$101,340	$101,182	$227,574	$221,549

Costs and expenses:
Merchandise, buying and occupancy	65,536	66,152	138,393	141,609
Selling, general and administrative	33,795	32,220	69,994	68,364
Depreciation and amortization	6,434	6,286	12,964	12,597
Total costs and expenses	105,765	104,658	221,351	222,570

Operating income (loss)	(4,425)	(3,476)	6,223	(1,021)

Interest income	127	228	243	343

Income (loss) before income taxes	(4,298)	(3,248)	6,466	(678)

Income tax provision (benefit)	(1,760)	(1,116)	2,664	(232)

Net income (loss)	$(2,538)	$(2,132)	$3,802	$(446)

Basic earnings (loss) per share:

Net income (loss)	$(0.07)	$(0.06)	$0.11	$(0.01)

Basic shares outstanding	35,354	35,176	35,329	35,134

Diluted earnings (loss) per share:

Net income (loss)	$(0.07)	$(0.06)	$0.11	$(0.01)

Diluted shares outstanding	35,354	35,176	35,525	35,134

Dividends per share	$0.06	$0.06	$0.12	$0.12

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED

AUGUST 28, 2010 AND AUGUST 29, 2009

(in thousands)

	Six Months Ended
	August 28,	August 29,
	2010	2009

Cash flows from operating activities:
Net income (loss)	$3,802	$(446)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,207	12,597
Deferred income taxes	(1,863)	(2,246)
Stock-based compensation expense	1,646	848
Other	(262)	(20)
Changes in operating assets and liabilities:
Sales of trading securities	14,850	200
(Increase) decrease in accounts receivable	(891)	193
(Increase) decrease in merchandise inventories	(1,614)	543
(Increase) decrease in other current assets	(2,147)	10,025
Decrease in other assets	35	133
Decrease in accounts payable	(1,664)	(2,405)
Decrease in accrued liabilities	(3,047)	(4,541)
Decrease in deferred lease incentives	(2,333)	(2,063)
Decrease in other liabilities	(818)	(590)
Net cash provided by operating activities	18,901	12,228

Cash flows from investing activities:
Purchases of property, equipment and improvements	(5,488)	(3,411)
Purchases of investments	(37,696)	—
Sales of investments	28,936	—
Net cash used in investing activities	(14,248)	(3,411)

Cash flows from financing activities:
Exercise of stock options	84	—
Dividends paid	(4,274)	(4,247)
Other	224	—
Net cash used in financing activities	(3,966)	(4,247)

Net increase in cash and cash equivalents	687	4,570

Cash and cash equivalents at beginning of period	37,073	78,814

Cash and cash equivalents at end of period	$37,760	$83,384